CYTOMEDIX ANNOUNCES STRATEGIC REORGANIZATION OF RESEARCH AND DEVELOPMENT OPERATIONS

Restructuring of Research and Development Activities Is Expected to Reduce Cash Burn, In Line with Goal to Focus Resources on Building a Profitable Wound Care Business

GAITHERSBURG, Maryland – September 17, 2013 – Cytomedix, Inc. (OTCQX: CMXI), a regenerative therapies company commercializing and developing innovative cell based technologies, today announced that, in line with its strategy to build a profitable and successful company commercially focused on the wound care market, it will reorganize its research and development activities.  As part of this initiative, the Company’s ongoing financial support of the current RECOVER-Stroke trial and the underlying ALDH Bright Cell technology will be substantially concluded as of year-end 2013.  The Company is exploring a range of strategic options for continuing its clinical programs beyond year-end 2013, which options may include, among others, technology transfer, spinout, licensing or other similar transactions involving the underlying technology.

Cytomedix has restructured its Durham, N.C. research and development facility to bring available resources and spending in line with current and expected enrollment in the ongoing clinical programs. The RECOVER-Stroke trial with ALD-401 has now enrolled 39 patients. The Company’s present intention is to proceed with enrollment in the trial through 2013 year end with an enrollment goal of 50 patients at that time.  Depending on the success of the Company’s efforts to pursue strategic options for continuing its clinical programs, the Company may determine to conclude the study beyond December 31 and unblind the study data at the assessments of the primary efficacy endpoint, i.e., 90 days post treatment of the last enrolled patient.

Martin Rosendale, Chief Executive Officer of Cytomedix, commented, “In line with our goal of building a more commercially focused and streamlined organization at Cytomedix, we have presently concluded to limit further investment in areas that are not part of our commercial business objectives. While we have made important progress with the RECOVER-Stroke trial and remain of the opinion that the ALDH Bright Cell adult stem cell population is novel and highly differentiated, we acknowledge that enrollment has been slower than expected.  We will continue to seek and pursue opportunities that would allow us to move the program forward and minimize the ongoing investment by Cytomedix beyond year-end.”

Mr. Rosendale added “This decision, along with the licensing of the Angel System recently announced, is expected to substantially reduce our cash burn and allow us to focus our efforts exclusively on AutoloGel and the significant opportunity we believe exists in the chronic wound care market. We believe this is the most financially responsible action we can undertake to preserve and grow shareholder value.”

The Company will continue to support third party funded studies while it enrolls the stroke study through the end of the year. For example, the ongoing Phase 2 PACE study, is funded by the National Heart, Lung and Blood Institute, and is looking at the safety and value of bright cells for the treatment of Intermittent Claudication, a form of peripheral arterial disease.

About Cytomedix

Cytomedix, Inc. is an autologous regenerative therapies company commercializing innovative cell based technologies for orthopedics and wound care. The Company markets the AutoloGel™ System, a device for the production of autologous platelet rich plasma ("PRP") gel for use on a variety of exuding wounds and the Angel® Concentrated Platelet Rich Plasma System, a blood processing device and disposable products used for the separation of whole blood or a mixture of blood and bone marrow, into red cells, platelet poor plasma ("PPP") and PRP in surgical settings.  For additional information please visit www.cytomedix.com.

Safe Harbor Statement – Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’ actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’ ability to predict or control, including among many others, risks and uncertainties related to the Company’s ability to identify and conclude any of the contemplated strategic options for the Aldagen bright cell technology, to the Company’s ability to successfully execute its Angel® and AutoloGel sales strategies, to successfully launch its efforts in outpatient and other clinics and to achieve AutoloGel expected reimbursement rates in 2013 and thereafter, to successfully negotiate with physician offices as anticipated and to realize the anticipated sales growth from such treatments; to meet its stroke trial enrollment rates, to successfully realize sales of the Angel® Technology under the Arthrex licensing arrangement resulting in the royalty stream to the Company,  the Company’s ability to successfully integrate the Aldagen acquisition, the Company’s ability to expand patient populations as contemplated, its ability to raise capital as needed, its ability to provide Medicare patients with access as expected, the Company’s expectations of favorable future dialogue with potential strategic partners, and its ability to successfully manage contemplated clinical trials, to manage and address the capital needs, human resource, management, compliance and other challenges of a larger, more complex and integrated business enterprise, viability and effectiveness of the Company’s sales approach and overall marketing strategies, commercial success or acceptance by the medical community, competitive responses, the Company's ability to raise additional capital and to continue as a going concern, and Cytomedix's ability to execute on its strategy to market the AutoloGel™ System as contemplated. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as “believes", "forecasted," "projects," "is expected," "remain confident," "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect our future operating results are more fully described in our U.S. Securities and Exchange Commission filings, including our Annual Report for the year ended December 31, 2012, as amended to date, and other subsequent filings. These filings are available at www.sec.gov.

Contacts:
Cytomedix, Inc.
Martin Rosendale, Chief Executive Officer
Steven A. Shallcross, EVP/Chief Financial Officer
(240) 499-2680

Investors
Michael Rice
LifeSci Advisors, LLC
mrice@lifesciadvisors.com
(646) 597-6979